Exhibit 99.1

DSP Group®, Inc. Reports Fourth Quarter 2012 Results

SAN JOSE, Calif., January 30, 2013—DSP Group, Inc. (NASDAQ: DSPG), a leading global provider of wireless chipset solutions for converged communications, announced today its results for the fourth quarter ended December 31, 2012.

Fourth Quarter Results:

Revenues for the fourth quarter of 2012 were $38,428,000, an increase of 1% from revenues of $38,195,000 for the fourth quarter of 2011. Net loss for the fourth quarter of 2012 was $139,000, as compared to net loss of $4,823,000 for the fourth quarter of 2011. Loss per share for the fourth quarter of 2012 was $0.01, as compared to a loss per share of $0.21 for the fourth quarter of 2011.

Year End Results:

Revenues for the year ended December 31, 2012 were $162,790,000, a decrease of 16% over 2011 revenues of $193,861,000. Net loss for 2012 was $8,042,000, compared to a net loss of $16,242,000 for 2011. Loss per share for 2012 was $0.37, compared to a loss per share of $0.70 for 2011.

Non-GAAP Results:

Non-GAAP net income and diluted EPS for the fourth quarter of 2012 were $1,324,000 and $0.06, respectively, as compared to non-GAAP net loss and loss per share of $4,264,000 and $0.19, respectively, for the fourth quarter of 2011. Non-GAAP net income and diluted EPS for the fourth quarter of 2012 excluded the impact of amortization of acquired intangible assets of $531,000 associated with the acquisitions of NXP’s CIPT business and BoneTone and equity-based compensation expenses of $932,000. Non-GAAP net loss and loss per share for the fourth quarter of 2011 excluded the impact of amortization of acquired intangible assets of $1,381,000 associated with the acquisition of NXP’s CIPT business; equity-based compensation expenses of

$1,156,000; other income from remeasurement of our initial investment in an affiliated company of $1,343,000; and a tax benefit of $635,000 resulting from the reversal of an income tax contingency reserve that was determined to be no longer needed due to the expiration of applicable statute of limitations.

Non-GAAP net income and diluted EPS for the year ended December 31, 2012 were $775,000 and $0.04, respectively, as compared to non-GAAP net loss and loss per share of $4,200,000 and $0.18, respectively, for the year ended December 31, 2011. Non-GAAP net income and diluted EPS for the year ended December 31, 2012 excluded the impact of amortization of acquired intangible assets of $2,310,000 associated with the CIPT and BoneTone acquisitions; equity-based compensation expenses of $4,985,000; restructuring expenses of $2,008,000 associated with the reorganization of our operations; and a tax benefit of $486,000 resulting from the reversal of income tax contingency reserve that was determined to be no longer needed due to the expiration of applicable statute of limitations. Non-GAAP net loss and loss per share for the year ended December 31, 2011 excluded the impact of amortization of acquired intangible assets of $7,972,000 associated with the CIPT acquisition; equity-based compensation expenses of $6,218,000; restructuring income of $170,000 associated with the reorganization of our operations; other income from remeasurement of our initial investment in an affilated company of $1,343,000; and a tax benefit of $635,000 resulting from the reversal of an income tax contingency reserve that was determined to be no longer needed due to the expiration of applicable statute of limitations.

Ofer Elyakim, CEO of DSP Group, stated: “Our financial results for the fourth quarter exceeded our guidance on all fronts and demonstrated a return to operating profitability and solid execution in a challenging macro-economic environment and continued uncertainty in our core DECT market. We ended the quarter with revenues of $38.4 million, exceeding the higher end of our guidance range and slightly above our positive earnings pre-announcement.” Mr. Elyakim continued, “We successfully delivered on our objective of generating positive cash flows from operations for 2012, and generated $10 million dollars in cash from operations and approximately $2 million in EBITDA.”

Presentation on non-GAAP Net Income Calculation

The Company believes that the non-GAAP presentation of net income and diluted EPS, as well as net loss and loss per share, presented in this press release is useful to investors in comparing results for the quarter and year ended Decemeber 31, 2012 to the same periods in 2011 because the exclusion of the above noted expenses may provide a more meaningful analysis of the Company’s core operating results. Further, the Company believes it is useful to investors to understand how the expenses associated with equity-based compensations expenses are reflected on its statements of income.

Forward Looking Statements

This press release contains statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including Mr. Elyakim’s statements about a return to operating profitability. In addition, the events described in these forward-looking statements may not actually arise as a result of various factors, including the timing and ability of the consumer electronics and DECT markets to recover and the corresponding recovery of DSP Group’s customers; unexpected delays in the commercial launch of new products; the impact of reductions in lead times and inventory levels by DSP Group customers and their customers; slower than expected change in the nature of residential communications domain; DSP Group’s inability to develop and produce new products at competitive costs and in a timely manner or failure of such products to achieve broad market acceptance; DSPG Group’s ability to control operating costs; and general market demand for products that incorporate DSP Group’s technology in the market. These factors and other factors which may affect future operating results or DSP Group’s stock price are discussed under “RISK FACTORS” in the Form 10 K for fiscal 2011 as well as other reports DSP Group has filed with the Securities and Exchange Commission and which are available on DSP Group’s Web site (www.dspg.com) under Investor Relations.

About DSP Group

DSP Group®, Inc. (NASDAQ: DSPG) is a leading global provider of wireless chipset solutions for converged communications. Delivering semiconductor system solutions with software and reference designs, DSP Group enables OEMs/ODMs, consumer electronics (CE) manufacturers and service providers to cost-effectively develop new revenue-generating products with fast time to market.

At the forefront of semiconductor innovation and operational excellence for over two decades, DSP Group provides a broad portfolio of wireless chipsets integrating DECT/CAT-iq, DECT ULE, Wi-Fi, PSTN, HDClear™, video and VoIP technologies.

DSP Group enables converged voice, audio, video and data connectivity across diverse mobile, consumer and enterprise products – from mobile devices, connected multimedia screens, and home automation & security to cordless phones, VoIP systems, and home gateways. Leveraging industry-leading experience and expertise, DSP Group partners with CE manufacturers and service providers to shape the future of converged communications at home, office and on the go. For more information, visit www.dspg.com.

Earnings conference call

DSP Group has scheduled a conference call for 8:30am ET today to discuss the financial results for the fourth quarter and full year of 2012 and invites you to listen to a live broadcast over the Internet. The broadcast can be accessed by all interested parties through the Investor Relations section (investor message board) of DSP Group’s Web site at www.dspg.com or link to: http://www.media-server.com/m/p/bkhpyz33

If you cannot join the call, you may listen to the replay, which will be available for one week after the call on DSP Group’s Web site or by calling the following numbers:

—US Dial-In # +1 347 366 9565 (passcode: 7291734#)

—International Dial-In # +44 203 427 0598 (passcode: 7291734#)

DSP GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Revenues	$38,428	$38,195	$162,790	$193,861
Cost of revenues	23,690	24,567	101,660	123,734
Gross profit	14,738	13,628	61,130	70,127
Operating expenses:
Research and development, net	9,510	12,275	42,539	53,244
Sales and marketing	2,940	4,140	14,237	16,497
General and administrative	2,477	2,968	10,638	12,920
Amortization of intangible assets	531	1,381	2,310	7,972
Restructuring expenses (income)	—	—	2,008	(170)
Total operating expenses	15,458	20,764	71,732	90,463
Operating loss	(720)	(7,136)	(10,602)	(20,336)
Financial income, net	656	551	2,388	1,885
Other income	—	1,343	—	1,343
Loss before taxes on income	(64)	(5,242)	(8,214)	(17,108)
Taxes on income (income tax benefit)	75	(419)	(172)	(866)
Net loss	$(139)	$(4,823)	$(8,042)	$(16,242)

Net loss per share:
Basic and Diluted	$(0.01)	$(0.21)	$(0.37)	$(0.70)
Weighted average number of shares of common stock used in the computation of net loss per share:
Basic	21,723	22,796	21,950	23,247
Diluted	21,723	22,796	21,950	23,247

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	Unaudited	Unaudited	Unaudited	Unaudited
GAAP net income (loss)	($139)	($4,823)	($8,042)	($16,242)
Equity-based compensation expense included in cost of product revenues and other	53	75	331	402
Equity-based compensation expense included in research and development, net	431	525	2,426	2,766
Equity-based compensation expense included in sales and marketing	137	193	778	987
Equity-based compensation expense included in general and administrative	311	363	1,450	2,063
Amortization of intangible assets	531	1,381	2,310	7,972
Reversal of income tax contingency reserve that was determined to be no longer needed due to the expiration of applicable statute of limitations included in tax	—	(635)	(486)	(635)
Restructuring expenses (income)	—	—	2,008	(170)
Other income from remeasurement of investment in affiliated company	—	(1,343)	—	(1,343)
Non-GAAP net income (loss)	$1,324	$(4,264)	$775	$(4,200)

GAAP weighted-average number of common stock used in computation of basic and diluted loss per share (in thousands)	21,723	22,796	21,950	23,247
Weighted-average number of shares related to outstanding options and stock appreciation rights (in thousands)	21	—	50	—
Weighted-average number of common stock used in computation of non-GAAP diluted net income per share (in thousands)	21,744	22,796	22,000	23,247
GAAP Diluted net loss per share	$(0.01)	$(0.21)	$(0.37)	$(0.70)
Equity-based compensation expense	0.04	0.05	0.23	0.27
Amortization of intangible assets	0.03	0.06	0.11	0.35
Reversal of income tax contingency reserve that was determined to be no longer needed due to the expiration of applicable statute of limitations included in tax	—	(0.03)	(0.02)	(0.03)
Restructuring expenses (income)	—	—	0.09	(0.01)
Other income from remeasurement of investment in affiliated company	—	(0.06)	—	(0.06)
Non-GAAP diluted net income (loss) per share	$0.06	$(0.19)	$0.04	$(0.18)

DSP GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2012	December 31, 2011
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$21,684	$18,109
Restricted deposits	121	128
Marketable securities and short term deposits	20,201	30,626
Trade receivables, net	20,403	25,643
Inventories	12,916	16,434
Other accounts receivable and prepaid expenses	3,656	5,343
Deferred income taxes	101	89

Total current assets	79,082	96,372
Property and equipment, net	3,706	5,803
Long term marketable securities	78,333	69,046
Severance pay fund	10,197	9,974
Goodwill and other Intangible assets, net	12,087	14,395
Long term prepaid expenses and lease deposits	208	466

	100,825	93,881

Total assets	$183,613	$196,056

Liabilities and Stockholders’ Equity
Current liabilities:
Trade payables	$14,027	$17,989
Other current liabilities	15,953	18,373

Total current liabilities	29,980	36,362
Accrued severance pay	10,436	10,278
Accrued pensions	970	792

Total long term liabilities	11,406	11,070
Stockholders’ equity:
Common stock	22	23
Additional paid-in capital	346,335	341,352
Accumulated other comprehensive income (loss)	988	(1,756)
Less – Cost of treasury stock	(125,724)	(122,236)
Accumulated deficit	(79,394)	(68,759)

Total stockholders’ equity	142,227	148,624

Total liabilities and stockholders’ equity	$183,613	$196,056